UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2019

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	IMMU	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2019 (the “Effective Date”), Immunomedics, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Dr. Robert Iannone, former Head of Research and Development and Chief Medical Officer of the Company. Dr. Iannone resigned as Head of Research and Development and Chief Medical Officer of the Company on April 24, 2019, effective as of the Effective Date. Pursuant to the terms of the Consulting Agreement, Dr. Iannone will provide transition and advisory services on an as-needed basis for up to eight hours per week through December 31, 2019, and will be paid $400 per hour. The Company may terminate the Consulting Agreement at any time and for any reason upon two weeks’ advance written notice to Dr. Iannone. Upon such early termination, Dr. Iannone will be paid for services actually rendered and will not be entitled to any additional compensation.

Dr. Iannone’s outstanding equity awards ceased vesting as of the Effective Date, and Dr. Iannone will be able to exercise any outstanding equity awards for a period of ninety (90) days following the Effective Date.

The Company expects to file the Consulting Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2019. The foregoing description is qualified in its entirety by reference to the complete text of the Consulting Agreement, when filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2019	By:	/s/ Usama Malik
Name: Usama Malik
Title: Chief Financial Officer